INCOME OPPORTUNITY REALTY INVESTORS, INC. 8-K

Exhibit 99.1

NEWS RELEASE	Contact:
Income Opportunity Realty Investors, Inc. Investor Relations
FOR IMMEDIATE RELEASE	Erik Johnson (469) 522-4200 investor.relations@incomeopp-invest.com

Income Opportunity Realty Investors, Inc. reports Earnings for Quarter Ended September 30, 2023

DALLAS (November 9, 2023) -- Income Opportunity Realty Investors, Inc. (NYSE American:IOR) is reporting its results of operations for the quarter ended September 30, 2023. For the three months ended September 30, 2023, we reported net income attributable to common shares of $1.6 million or $0.39 per diluted share compared to a net income of $1.2 million or $0.29 per share for the same period in 2022. Our increase in net income is attributable to an increase in interest income due to an increase in interest rates in 2023.

About Income Opportunity Realty Investors, Inc.

Income Opportunity Realty Investors, Inc., a Dallas-based real estate investment company, currently holds a portfolio of notes receivable. The Company invests in real estate through direct equity ownership and partnerships. For more information, visit the Company’s website at www.incomeopp-realty.com.

INCOME OPPORTUNITY REALTY INVESTORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues:
Other income	—	—	—	—
Expenses:
General and administrative	91	114	385	374
Advisory fee to related party	346	283	1,045	824
Total operating expenses	437	397	1,430	1,198
Net operating loss	(437)	(397)	(1,430)	(1,198)
Interest income from related parties	2,516	1,821	7,160	4,506
Income tax provision	(436)	(236)	(1,203)	(646)
Net income	1,643	1,188	4,527	2,662

Earnings per share
Basic and diluted	$0.39	$0.29	$1.09	$0.64
Weighted average common shares used in computing earnings per share
Basic and diluted	4,168,414	4,168,414	4,168,414	4,168,414